Exhibit (d)(viii)

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), is dated as of May 16, 2022 (the “Effective Date”), by and between Emerson Electric Co., a Missouri corporation (together with its Affiliates, “Emerson”), and Aspen Technology, Inc., a Delaware corporation (“AspenTech”). Each of Emerson and AspenTech are referred to as a “Party,” and collectively, as the “Parties.”

PRELIMINARY STATEMENT

WHEREAS, the Parties, Aspen Technology, Inc., EMR Worldwide Inc. and Emersub CXI, Inc. have entered into a Transaction Agreement and Plan of Merger, dated as of October 10, 2021, as amended on March 23, 2022 and May 3, 2022 (as may be further amended from time to time, the “Transaction Agreement”);

WHEREAS, capitalized terms used herein but not defined shall have the meanings ascribed to them in the Transaction Agreement; and

WHEREAS, pursuant to the Transaction Agreement, Emerson and AspenTech have agreed to enter into this Agreement on the Closing Date in order to provide for the provision of certain transitional services by Emerson to AspenTech and by AspenTech to Emerson (each of Emerson and AspenTech in its capacity as the recipient of services, the “Recipient” and each of Emerson and AspenTech in its capacity as the provider of services, the “Provider”) in connection with the contribution of the Echo Business by Emerson to AspenTech, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, conditions, and agreements hereinafter expressed, the Parties agree as follows:

1.	Services to be Provided.

(a)	During the Transition Period (as defined below) (or such shorter periods as may be specified in Schedule A-1, Schedule A-2 and Schedule B, respectively, attached to this Agreement and incorporated herein (each, a “TSA Schedule” and together, the “TSA Schedules”) with respect to any Services), (i) Emerson shall provide (or cause to be provided by an Affiliate or a third-party provider (each, a “Subcontractor”)) to AspenTech the services described on Schedule A-1 and Schedule A-2 (collectively, and together with the Emerson Facility Services (as defined below), the “Emerson Services”) and (ii) AspenTech shall provide (or cause to be provided by an Affiliate or a Subcontractor) to Emerson the services described on Schedule B (the “AspenTech Services” and together with the Emerson Services, or either of the AspenTech Services or Emerson Services, as the context requires, the “Services”); provided, however, that, without the Recipient’s prior written consent, not to be unreasonably withheld, conditioned or delayed, the Provider shall not cause a third-party Subcontractor to provide any Service if doing so would result in an increase in the aggregate Service Charges and out-of-pocket costs for such Service of more than ten percent (10%) compared to the Service Charges and out-of-pocket costs applicable to such Service as set forth in the applicable TSA Schedule; provided, further, that the Provider shall remain ultimately responsible for ensuring that the obligations set forth in this Agreement are satisfied with respect to any Service provided by any Subcontractor. The Services shall only be made available for, and the Recipient shall only be entitled to utilize the Services for, the benefit of the operation of, in the case AspenTech is the Recipient, the Echo Business and natural extensions or evolutions thereof and, in the case Emerson is the Recipient, the businesses of Emerson and the Emerson Retained Subsidiaries (the “Emerson Business”) and natural extensions or evolutions thereof. Services will not be provided in any location or jurisdiction to the extent the provision of any or all of the Services to an unrelated legal entity or business is illegal; provided, however, that in any such event, the Provider as promptly as commercially practicable shall notify the Recipient, and the Parties shall use their commercially reasonable efforts to develop, at the Recipient’s reasonable cost and expense (subject to the Recipient’s prior written approval), a work-around arrangement that is reasonably acceptable to the Recipient; provided, further, that in any such event, the Provider as promptly as commercially practicable shall use commercially reasonable efforts to perform, at the Recipient’s reasonable cost and expense (subject to the Recipient’s prior written approval), such Services through alternative means in accordance with Applicable Laws, and if not practicable, the Parties shall use commercially reasonable efforts, at the Recipient’s reasonable cost and expense (subject to the Recipient’s prior written approval), to minimize the impact, and negotiate in good faith to provide, at the Recipient’s reasonable cost and expense (subject to the Recipient’s prior written approval), a commercially reasonable alternative arrangement reasonably acceptable to the Recipient. The standard for such Services shall be as set forth in Section 3.

(b)	If a service (i) was provided by Emerson or an Emerson Retained Subsidiary (or a third party on its or their behalf) to the Echo Business during the twelve (12) months prior to the Closing, (ii) cannot reasonably be obtained by AspenTech from a third party and (iii) is not included in Schedule C (Excluded Services) (any such service, an “Omitted Service”), AspenTech may submit a written notice describing such service to Emerson within six (6) months after the Effective Date (or, for Omitted Services that are performed on a quarterly, annual or other cyclical basis, within sixty (60) days after such Omitted Service would have been provided under the first of such cycle to occur following the Effective Date). Promptly following receipt of such written notice, Emerson shall commence providing such Omitted Service under the terms of this Agreement, such Omitted Service shall be promptly documented in writing by the Parties as an amendment to the applicable TSA Schedule and such Omitted Service shall be included in the Services. For the avoidance of doubt, the Service Charges applicable to any Omitted Service will be reasonably determined consistent with the methodology used to determine the Service Charges for similar Services.

(c)	The Provider will notify the Recipient and in good faith use reasonable efforts to obtain any Consents from any third party that may be required in connection with the performance of the Provider’s obligations hereunder, including the provision of the Services, in each case, with each Party bearing fifty percent (50%) of any out-of-pocket third-party costs and expenses associated with obtaining the applicable Consents; provided that in the event any necessary Consents cannot be obtained by the Provider despite its commercially reasonable efforts, the Provider as promptly as commercially practicable shall inform the Recipient, and the Parties shall develop and implement a commercially reasonable alternative arrangement reasonably acceptable to the Recipient, with each Party bearing fifty percent (50%) of any set-up costs for such arrangement.

(d)	Management of, and control over, the provision of the Services provided hereunder (including the determination or designation at any time of the equipment, employees and other resources of the Provider, its Affiliates or any Subcontractor to be used in connection with the provision of such Services) shall reside solely with the Provider. Without limiting the generality of the foregoing, except as provided in the TSA Schedules, all labor matters relating to any employees of the Provider, its Affiliates and any Subcontractor shall be within the exclusive control of such entity, and the Recipient shall not have any rights with respect to such matters. Except as provided in the TSA Schedules, the Provider shall be solely responsible for the payment of all salary and benefits and all Taxes (including income tax, social security taxes, unemployment compensation, workers’ compensation tax, other employment taxes or withholdings) and premiums and remittances with respect to employees used to provide any Services hereunder.

(e)	All procedures, methods, systems, strategies, tools, equipment, facilities and other resources used by the Provider, its Affiliates, or any Subcontractor in connection with the provision of Services (other than any such items being the property of the Recipient that are provided by the Recipient to the Provider to facilitate the Provider’s provision of the Services to the Recipient) hereunder shall remain the property of the Provider, its Affiliates or such Subcontractor and shall at all times be under the sole direction and control of the Provider, its Affiliates or such Subcontractor. The Recipient may not resell, license the use of or otherwise permit the use by others of any Services, except with the prior written consent of the Provider. Notwithstanding the foregoing, all property, including all Intellectual Property, materials, equipment, samples, third-party licenses (or Intellectual Property licensed thereunder), software, hardware, servers and Confidential Information, (i) disclosed or provided by the Recipient to the Provider, its Affiliates or Subcontractors pursuant to this Agreement, together with Intellectual Property or data output generated by or on behalf of the Provider for the Recipient in the performance of the Services to the extent exclusively relating to, with respect to AspenTech in its capacity as the Recipient, the Echo Business, and with respect to Emerson in its capacity as the Recipient, the Emerson Business, as conducted during the Transition Period, is and shall remain the exclusive property of the Recipient or its Affiliates and its suppliers, as applicable, and (ii) (x) disclosed or provided by AspenTech in its capacity as the Recipient to Emerson, its Affiliates or Subcontractors pursuant to this Agreement to the extent relating to the Emerson Business or otherwise not exclusively relating to the Echo Business or (y) disclosed or provided by Emerson to AspenTech in its capacity as the Recipient, its Affiliates or Subcontractors pursuant to this Agreement, other than Intellectual Property generated by or on behalf of Emerson for AspenTech in its capacity as the Recipient in the performance of the Services to the extent exclusively relating to the Echo Business as conducted during the Transition Period, in each case, is and shall remain the exclusive property of Emerson or its Affiliates and its suppliers, as applicable. Subject to the terms of this Agreement, each Party hereby grants to the other Party a non-exclusive, worldwide, fully paid-up, royalty-free, non-transferable (except in accordance with Section 18(g)) license, without the right to sublicense (except as necessary to receive the Services or to subcontract the provision of Services in accordance with Section 1(a)), solely during the Transition Period, to use, reproduce, modify, create derivative works of, perform, display, transmit and otherwise exploit any Intellectual Property (other than Trademarks) provided pursuant to this Agreement solely to perform or receive the Services, as applicable.

(f)	EXCEPT AS EXPRESSLY SET FORTH IN SECTION 1(e), NO LICENSES OR ANY OTHER RIGHT, TITLE OR INTEREST IN OR TO ANY INTELLECTUAL PROPERTY ARE GRANTED TO EITHER PARTY OR ANY OF ITS AFFILIATES UNDER THIS AGREEMENT, WHETHER BY IMPLICATION, ESTOPPEL, EXHAUSTION OR OTHERWISE, AND EACH PARTY RETAINS AND RESERVES ANY AND ALL RIGHT, TITLE AND INTEREST NOT EXPRESSLY GRANTED UNDER THIS AGREEMENT.

2.	Consideration for Services.

(a)	The Recipient shall pay to the Provider the fees for each Service (or category of Services, as applicable) as set forth on the applicable TSA Schedule (including, for the avoidance of doubt, as adjusted in connection with any extension pursuant to Section 9(a)) (collectively, the “Service Charges,” and each, a “Service Charge”). During the Transition Period, the amount of a Service Charge for any Service (or category of Services, as applicable) shall not increase, except to the extent such costs and amounts increase for, in the case Emerson is the Provider, the Emerson Business, and, in the case AspenTech is the Provider, the Echo Business, using the same service at the same location or changes in actual compensation and benefits costs. Where Service Charges are calculated on a per headcount basis, the Provider understands and agrees that headcount may fluctuate in the ordinary course of business; provided that, if the Recipient provides updates to the applicable headcount no later than five (5) days before any calendar month of the Transition Period, the Provider shall adjust the applicable Service Charges effective as of such calendar month. The Recipient will be charged for the then-current headcount for the invoiced period. Actual, documented out-of-pocket costs paid to any third-party provider that is providing goods or services used by the Provider in providing the Services (e.g., license costs for software) will be an incremental cost to the Recipient in addition to the Service Charges, and will be charged to the Recipient at the actual third-party cost allocated to the Services in a manner consistent with past practice; provided, however, that the Recipient’s prior written approval shall be required with respect to any out-of-pocket costs exceeding twenty five thousand dollars ($25,000). Notwithstanding the foregoing, for the avoidance of doubt, Emerson shall bear all costs and expenses associated with building or setting up the Transition Environment (as described in Schedule A-1) and the Service Charges to be paid by AspenTech in its capacity as the Recipient shall reflect the costs and expenses associated with AspenTech’s connection to and Emerson’s operation of the Transition Environment in connection with the provision and receipt of the Services.

(b)	The Provider shall deliver invoices to the Recipient on a monthly basis reflecting charges for the preceding month. The Provider agrees to afford the Recipient, upon reasonable notice, access to such information, records and documentation of the Provider as the Recipient may reasonably request in order to verify any invoices and charges for Services hereunder or additional out-of-pocket costs as set forth in Section 2(a).

(c)	The Recipient shall pay the amount (other than amounts it disputes in good faith) of such invoice in U.S. dollars by wire transfer to the Provider within thirty (30) days of the date of receipt of such invoice to the account specified by the Provider and payment of the disputed amount (if and to the extent required) shall be made promptly after resolution of such dispute in accordance with this Section 2(c); provided that, at the Provider’s option, with respect to Services rendered outside the United States, payments may be required to be made in local currency, subject to the Recipient’s consent (not to be unreasonably withheld). If the Recipient fails to pay such amount by such date, the Recipient shall be obligated to pay to the Provider, in addition to the amount due, interest at the prime rate as published in The Wall Street Journal, Eastern Edition in effect on such date, compounded monthly, accruing from the date the payment was due through the date of actual payment. If the Recipient disputes in good faith the amount reflected on any invoice, the Recipient shall promptly, but in any event within sixty (60) days of the date of receipt of such invoice, specify in writing the portion that it disputes and the basis for that dispute. If the Recipient has disputed an amount in connection with the payment of an invoice in accordance with the foregoing, or if the Recipient provides written notice to the Provider challenging whether the Service Charges set forth on an invoice rendered by the Provider pursuant to Section 2(b) accurately reflect the Services provided hereunder within sixty (60) days of the receipt of such invoice, then, in either case, the Parties shall comply with the following process: (i) the appropriate representatives from the finance divisions of the Parties shall promptly meet to review and attempt to resolve the matter; (ii) if the matter is still not resolved, then the Service Coordinators (as defined below) of the Parties shall meet and shall use reasonable efforts to resolve the dispute; and (iii) if the matter is still not resolved within ten (10) days of referral to the Service Coordinator, then the Parties shall undertake the procedures set forth in Section 18(b) hereof.

(d)	Except as set forth in Section 2(c), the Recipient shall pay the full amount of the Service Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to the Provider under this Agreement on account of any obligation owed by the Provider to the Recipient that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing.

(e)	Incremental to any other payments, fees or charges in this Agreement, the Recipient shall pay any Taxes imposed on, or payable with respect to, the provision of Services, including all applicable sales, use, value added and similar Taxes, but excluding Taxes based on the Provider’s net income or assets.

(f)	All amounts payable under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by Applicable Law. If deduction or withholding is required by Applicable Law on the payment of any amount under this Agreement, the amount of the payment due from the Party required to make such payment shall be increased to an amount which, after any withholding or deduction, leaves an amount equal to the payment which would have been due if no such deduction or withholding were required. The Recipient shall withhold (or cause to be withheld) such taxes, levies or charges and pay (or cause to be paid) such withheld amounts over to the applicable taxing authority in accordance with the requirements of Applicable Law and provide the Provider with an official receipt confirming payment. The Provider shall, prior to the date of any payment to be made pursuant to this Agreement, at the request of the Recipient, use commercially reasonable efforts to provide the Recipient with any certificate or other documentary evidence (i) required by any Tax Law or (ii) which the Provider is entitled by any Tax Law to provide in order to reduce the amount of any Taxes that may be deducted or withheld from such payment and the Recipient agrees to accept and act in reliance on any such duly and properly executed or other applicable documentary evidence. Each Party shall reasonably cooperate and use commercially reasonable efforts to minimize or eliminate any withholding Tax liability.

3.	Standard for Service. Except as otherwise provided in this Agreement or the TSA Schedules, the Provider agrees to perform each Service such that the nature, quality, standard of care, level of priority and the service level at which such Service is performed are not materially less than the nature, quality, standard of care, level of priority and service level at which substantially the same service was performed by or on behalf of, in the case Emerson is the Provider, to the Echo Business, and in the case AspenTech is the Provider, AspenTech or the Emerson Contributed Subsidiaries to the Emerson Business, during the twelve (12) months prior to the Closing Date (or, if not so previously provided, then substantially the same as that applicable to similar services provided by, in the case Emerson is the Provider, Emerson to the Emerson Retained Subsidiaries, and in the case AspenTech is the Provider, by AspenTech to its Subsidiaries). Without limiting the foregoing, in the event there is any restriction on the Provider under an existing contract with a third party that would restrict the nature, quality or standard of care applicable to delivery of a Service to be provided by the Provider to the Recipient, the Provider shall promptly provide notice to the Recipient of such restriction and the Parties shall reasonably cooperate in good faith to mutually agree on alternative arrangements or procedures to allow the Provider to provide such Service in a manner as close as possible to the standards described in this Section 3. The Provider shall not be responsible for any inability to provide a Service or any delay in doing so to the extent that such inability or delay is caused by the failure of the Recipient to timely provide the information, access or other cooperation necessary for the Provider to provide such Service. Without limiting the Provider’s obligation to provide the Services in accordance with the standards set forth in, and subject to, this Section 3, the Provider may supplement, modify, substitute or otherwise alter any of the Services from time to time in a manner that is generally consistent with supplements, modifications, substitutions or alterations made for similar services provided or otherwise made available by the Provider; provided that no such alteration adversely affects, in the case Emerson is the Provider, the Echo Business or natural expansions or extensions thereof, and in the case AspenTech is the Provider, the Emerson Business or natural expansions or extensions thereof, in any material respect. The Recipient may request to modify the terms and conditions relating to the performance of a previously agreed-upon Service in order to resolve issues that were not apparent as of the Effective Date, which may include, among other things, new procedures or processes for providing such Service (a “Service Modification”). In each such case, the Service Coordinators shall discuss such potential changes and determine possible scope impact on the Services. If the Service Modification is a change to the Service that does not materially and adversely affect the Provider’s costs or ability to provide, or cause to be provided, such Service, the Provider shall promptly, at the Recipient’s reasonable cost and expense, implement such Service Modification. In the event the Recipient desires a Service Modification that would materially and adversely affect the Provider’s costs or ability to provide, or cause to be provided, the applicable Service, the Provider shall consider approving such Service Modifications in good faith, such approval not to be unreasonably withheld, conditioned or delayed.

4.	Cooperation for Statutory and Tax Filings. AspenTech undertakes and agrees to cooperate in accordance with the standard for Services described in Section 3 to enable Emerson to complete in a timely manner any and all statutory and Tax filings required to be filed by Emerson and/or its Affiliates pursuant to the Transaction Agreement that include any information related to the Echo Business. AspenTech will provide and, as applicable, cause its employees and its Affiliates and their employees to provide, all such reasonable cooperation to Emerson, its Affiliates and their respective representatives with respect to such filings as is reasonably requested, including preparing or causing to be prepared (to the extent consistent with past practices) and furnishing or causing to be furnished records, information, work papers, reports and other documents as requested by Emerson, its Affiliates or their respective representatives and causing Continuing Echo Business Employees who possess relevant knowledge to make themselves available for consultation with respect to the foregoing; provided that notwithstanding anything to the contrary in this Section 4, AspenTech will only be obligated to cause any Person to cooperate with Emerson pursuant to this Section 4 if and for so long as AspenTech is capable of directing the actions of such Person.

5.	Migration Assistance. Within sixty (60) days after the date hereof, the Parties shall jointly develop a detailed plan for (a) separating and conveying any assets (including data) held by Emerson or its Affiliates that are to be, or that have been, assigned to AspenTech, in each case, pursuant to the Transaction Agreement and (b) migrating the Services and all related information and customer accounts, to the Recipient or its designee in an efficient, low-risk and low-disruption manner to both Parties (such plan, as mutually agreed to by the Parties, the “Migration Plan”). Each Party shall perform all of its respective obligations in the Migration Plan. Such plan shall include, at a minimum, key milestones and dependencies required by each Party to complete its own obligations.

6.	Disaster Recovery & Business Continuity. During the Transition Period, the Provider shall implement and maintain (i) information technology security requirements and policies and (ii) disaster recovery and other business continuity systems and processes, in the case Emerson is the Provider, that are substantially the same as Emerson maintains for the Emerson Retained Subsidiaries and, in the case AspenTech is the Provider, that are substantially the same as AspenTech maintains for its Subsidiaries.

7.	Force Majeure. No Party shall be responsible for a delay in delivery of or any failure to perform any Service if prohibited by Applicable Law or caused by an act of god or public enemy, war, terrorism, cyber-attack, government acts or regulations, fire, flood, embargo, quarantine, pandemic, epidemic, unusually severe weather or other cause similar to the foregoing, in each case which is beyond its reasonable control (each, a “Force Majeure Event”); provided, however, that such Party notifies the other Party as soon as reasonably practicable, in writing, upon learning of the occurrence of the Force Majeure Event. Subject to compliance with the foregoing provision, a Party’s obligations hereunder (except its payment obligations in respect of Services already provided) shall be postponed for such time as its performance is suspended or delayed on account of the Force Majeure Event, and upon the cessation of the Force Majeure Event, such Party will use commercially reasonable efforts to resume its performance hereunder.

8.	Confidential and Proprietary Information and Rights. AspenTech and Emerson each acknowledge that any information provided to or coming into the possession of the other pursuant to this Agreement will be governed by the confidentiality provisions of the Stockholders Agreement, mutatis mutandis (as applicable hereto, the “Confidentiality Obligations”); provided, however, that notwithstanding any contrary provisions of the confidentiality provisions of the Stockholders Agreement, the Confidentiality Obligations of the Parties shall remain in effect for five (5) years after the Closing Date, except that the Confidentiality Obligations of the Parties with respect to the protection of confidential information that is source code or that otherwise constitutes or is treated as of the Closing by the disclosing Party as a trade secret shall remain in effect perpetually.

9.	Transition Period and Termination.

(a)	The term of this Agreement (the “Transition Period”) shall commence on the Closing Date and continue with respect to each of the Services for the term thereof (the “Service Term”), which Service Term shall, unless otherwise agreed to by Emerson and AspenTech in any TSA Schedule, terminate twelve months following the Closing Date; provided that except as otherwise specified on any TSA Schedule, the Recipient may, upon written notice prior to the expiration of the applicable Service Term, extend any Service Term by up to an additional six (6) months (i.e., for any twelve (12)-month Service Term, up to eighteen (18) months from the Effective Date) at the same Service Charges applicable to the initial Service Term (such Services Charge, as adjusted in accordance with Section 2(a), the “Base Charge”), and for up to a second additional six (6) month period (i.e., for any twelve (12)-month Service Term, up to twenty-four (24) months from the Effective Date) at Services Charges reflecting: (i) the Base Charge for the nineteenth (19th) month after the Effective Date, (ii) one hundred and ten percent (110%) of the Base Charge for the twentieth (20th) month after the Effective Date, (iii) one hundred and eleven percent (111%) of the Base Charge for the twenty-first (21st) month after the Effective Date, (iv) one hundred and twelve percent (112%) of the Base Charge for the twenty-second (22nd) month after the Effective Date, (v) one hundred and fourteen percent (114%) of the Base Charge for the twenty-third (23rd) month after the Effective Date and (vi) one hundred and fifteen percent (115%) in the twenty-fourth (24th) month after the Effective Date; provided, further, that except as otherwise specified on any TSA Schedule, (i) the Recipient may terminate one or more of the Services it receives at any time and for any reason on not less than thirty (30) days’ prior written notice to the Provider and (ii) both Parties may terminate this Agreement with respect to one or more Services immediately upon mutual agreement; provided, further, that the termination date of the Emerson Facility Services shall be as described in Section 12(b) hereof.

(b)	Notwithstanding the foregoing, each Party reserves the right to immediately terminate this Agreement by written notice to the other Party in the event that the other Party materially breaches this Agreement and such breach remains uncured for thirty (30) days after receipt of written notice from the non-breaching Party.

(c)	Upon the effective date of termination of any Service pursuant to this Agreement, the Provider will have no further obligation to provide the terminated Service, and the Recipient will have no obligation to pay any future Service Charges relating to any such Service; provided that the Recipient shall remain obligated to the Provider for the Service Charges and any other fees, costs and expenses owed and payable in accordance with the terms of this Agreement in respect of Services provided prior to the effective date of termination. Upon the effective date of termination of any Service pursuant to this Agreement, the Provider shall reduce for the next monthly billing period the amount of the Service Charge for the category of Services in which the terminated Service was included (such reduction to reflect the elimination of all costs incurred in connection with the terminated Service to the extent the same are not required to provide other Services to the Recipient), and, upon request of the Recipient, the Provider shall provide the Recipient with documentation and/or information regarding the calculation of the amount of the reduction. In connection with termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination. The termination of any license of any Emerson Facility pursuant to this Agreement will be treated in a corresponding manner under this Section 9(c).

(d)	The failure of either Party to terminate this Agreement for breach of any term or condition shall not constitute a waiver of such breach and shall not affect such Party’s right to terminate this Agreement by reason of subsequent breaches of the same or other terms or conditions.

(e)	Any termination of this Agreement with respect to any one or more Services shall not terminate this Agreement with respect to any other Service then being provided pursuant to this Agreement, except as otherwise specified on the applicable TSA Schedule.

10.	Limitation of Liability; Exclusion of Warranties. Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY HERETO SHALL BE LIABLE FOR (I) ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, EXCEPT TO THE EXTENT THAT THE OTHER PARTY IS REQUIRED TO PAY ANY SUCH AMOUNTS TO A THIRD PARTY, IN EACH CASE ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT OR ANY OF THE SERVICES PROVIDED HEREUNDER (INCLUDING DELIVERABLES ASSOCIATED THEREWITH), INCLUDING PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, OR (II) THE FURNISHING, PERFORMANCE, OR USE OF ANY GOODS OR SERVICES SOLD OR PERFORMED PURSUANT HERETO, WHETHER BASED UPON AN ACTION OR CLAIM IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), BREACH OF WARRANTY, OR OTHERWISE, EXCEPT IN THE CASE OF THIS CLAUSE (II) FOR THE WILLFUL BREACH, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF SUCH PARTY OR ITS AFFILIATES OR REPRESENTATIVES. FURTHER, THE LIABILITY OF EMERSON TO ASPENTECH FOR ANY LOSS OR DAMAGE ARISING IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED FIVE (5) TIMES THE TOTAL AMOUNT BILLED OR BILLABLE TO ASPENTECH IN ITS CAPACITY AS RECIPIENT UNDER THIS AGREEMENT, AND THE LIABILITY OF ASPENTECH TO EMERSON FOR ANY LOSS OR DAMAGE ARISING IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED FIVE (5) TIMES THE TOTAL AMOUNT BILLED OR BILLABLE TO EMERSON IN ITS CAPACITY AS RECIPIENT UNDER THIS AGREEMENT.

(b)	Obligation to Correct. Without limiting any rights or remedies of the Recipient, in the event of any breach of this Agreement by the Provider with respect to any material error or defect in the provision of any individual Service, the Provider shall promptly, after the Provider’s Service Coordinator becomes aware of such error or defect, notify the Recipient and, at the Recipient’s request, correct such error or defect or re-perform such Service in a timely manner as promptly as practical after the Recipient’s request at the expense of the Provider.

(c)	Exclusion of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE TSA SCHEDULES, (A) THE SERVICES, (B) THE LICENSES IN SECTION 1(e) AND (C) THE RIGHTS GRANTED HEREUNDER ARE, IN EACH CASE, PROVIDED AND GRANTED “AS-IS” WITH NO OTHER WARRANTIES, AND EMERSON AND ASPENTECH EACH EXPRESSLY DISCLAIMS ANY OTHER WARRANTIES UNDER OR ARISING AS A RESULT OF THIS AGREEMENT, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT OR ANY OTHER WARRANTY WHATSOEVER; PROVIDED, THAT NEITHER THIS DISCLAIMER NOR ANY OTHER PROVISION OF THIS AGREEMENT SHALL IN ANY WAY LIMIT ANY REPRESENTATIONS AND WARRANTIES OF ANY PERSON UNDER THE TRANSACTION AGREEMENT, STOCKHOLDERS AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT IN EACH CASE RELATED THERETO.

11.	Access to Records and Properties. The Recipient shall, during normal business hours and with reasonable prior notice, provide the Provider with access to its books and records pertaining to in the case AspenTech is the Recipient, the Echo Business, and in the case Emerson is the Recipient, the Emerson Business, solely for the purposes of the Provider’s provision of the Services and solely to the extent necessary for the Provider to provide the Services. The Recipient shall also provide the Provider with physical access to computer and communications equipment at the applicable facilities in order to maintain or service such equipment and associated software, including such access for a reasonable time following the termination of this Agreement, in each case, to the extent reasonably necessary for the provision of the Services.

12.	Access to Emerson Facilities. Emerson, in its capacity as the Provider, hereby grants to AspenTech or an Affiliate thereof a limited right to use and access premises at any facility identified as an “Emerson Facility” on Schedule A-1 and, without additional charge, to continue to use furniture and equipment at any such facility (an “Emerson Facility”) for substantially the same purposes as used by the Echo Business in the twelve (12) months prior to the Effective Date (all such rights, the “Emerson Facility Services”). Schedule A-1 sets forth a description of each Emerson Facility and all costs as to which AspenTech or an Affiliate is required to reimburse Emerson on a proportionate basis based on the metric used to allocate such costs during the twelve (12) months prior to the Effective Date (e.g., headcount or rentable square feet occupied by AspenTech or its Affiliates). At each Emerson Facility, Emerson shall, in addition to providing access to and the right to use such facility, provide to the personnel of AspenTech and its Affiliates the facility-related ancillary services reasonably necessary to support AspenTech’s office work policies with respect to in-office attendance, but in any event, not less than the services provided to the Echo Business during the twelve (12) months prior to the Closing at the Emerson Facility (e.g., reception, general maintenance and janitorial services, heat and air-conditioning and use of the mailroom) and Emerson shall provide, or cause to be provided each Emerson Facility subject to the following terms and conditions:

(a)	AspenTech shall, and shall cause its Affiliates to, permit only AspenTech and its Affiliates’ respective authorized personnel, contractors, invitees or licensees to use the Emerson Facility, except as otherwise permitted by Emerson in writing;

(b)	AspenTech shall, and shall cause its Affiliates and their respective personnel, contractors, invitees or licensees to, vacate the Emerson Facility at or prior to the earliest of (x) the expiration date of the lease relating to the Emerson Facility as set forth in Schedule A-1, (y) the expiration or termination of this Agreement and (z) the date set forth in Schedule A-1, unless provided in Schedule A-1 with respect to such space, and upon such expiration, AspenTech or its Affiliate shall deliver over to Emerson any portion of the Emerson Facility utilized by AspenTech or its Affiliates in substantially the same repair and condition as existed on the Effective Date, ordinary wear and tear and damage by casualty or condemnation excepted; provided, however, that in the event that a third-party lease for an Emerson Facility specifies otherwise, the Party vacating such Emerson Facility shall deliver over such Facility in such repair and condition (taking into account the date that AspenTech began its occupation of such Emerson Facility such that AspenTech shall only bear any costs or expenses associated with delivering over such Facility in substantially the same repair and condition as existing on the Effective Date and Emerson shall bear all incremental costs and expenses reasonably incurred by AspenTech in delivering over such Facility in the repair and condition as set forth in the third-party lease) as set forth in the third-party lease; provided, further, that in the event that AspenTech shall fail to deliver over such Emerson Facility in such repair and condition as required by this Agreement and/or a third-party lease, Emerson may undertake reasonable actions to establish such condition and repair, and shall be reimbursed for its reasonable costs associated with delivering over such Facility in substantially the same repair and condition as existing on the Effective Date.

(c)	AspenTech agrees that AspenTech or its Affiliates shall not make and shall cause their respective personnel, contractors, invitees and licensees to refrain from making, any alterations or improvements to any Emerson Facility, except as otherwise permitted by Emerson in writing; provided, however, that AspenTech or its Affiliates shall not require Emerson consent in connection with non-structural cosmetic changes or other immaterial alterations or improvements.

(d)	Emerson and its Affiliates, and the landlord in respect of the third-party lease in which the applicable Emerson Facility is located, shall have (i) such access as provided in the applicable lease and (ii) otherwise reasonable access to AspenTech’s and its Affiliates’ space at the Emerson Facility from time to time as reasonably necessary in accordance with past practice;

(e)	AspenTech agrees to maintain, and to cause its Affiliates to maintain, commercially appropriate and customary levels (in no event less than what is required by the landlord of the tenant under the relevant third-party lease) of property and liability insurance in respect of the premises occupied in each Emerson Facility and the activities conducted thereon; provided for any Emerson Facility, to the extent AspenTech reimburses Emerson for an allocable share of property insurance costs in respect of a property insurance policy for such Emerson Facility, AspenTech shall not be required to maintain a separate policy of property insurance.

(f)	AspenTech shall, and shall cause its Affiliates and their respective personnel, contractors, invitees and licensees to, comply with (i) all Applicable Laws relating to their use or occupation of any Emerson Facility including those relating to environmental, health and workplace safety matters, (ii) Emerson’s generally applicable site rules, regulations, policies and procedures (if any) which have been provided in writing to AspenTech as of the Effective Date and (iii) any applicable requirements of such third-party lease governing any Emerson Facility which have been provided to AspenTech in writing as of the Effective Date; and

(g)	The rights granted in this Section 12 shall be in the nature of a limited right and shall not create a leasehold or other estate or possessory right in any of AspenTech or its Affiliates or their respective representatives, contractors, invitees or licensees, with respect to any Emerson Facility and, except as expressly provided herein, shall not include any right of sub-license or sub-leasehold to any third party.

(h)	Notwithstanding anything herein to the contrary, where required by local law or otherwise beneficial to the Parties, the provision of Emerson Facility Services or access to an Emerson Facility may be separately documented in a sublease or other document (as reasonably agreed by the Parties) with material terms substantively consistent with those described in this Agreement (with such modifications as are reasonably required to comply with local law requirements).

13.	Reports. The Provider shall cause to be provided to the Recipient in connection with the Services being provided by the Provider (in accordance with Section 3 hereof) the same reports (whether generated internally or by any third party) that were provided in the ordinary course prior to the Effective Date in the same form as provided in the ordinary course prior to the Effective Date and at the same frequency, to the extent such report directly relates or directly pertains to a Service and the costs and expenses for the provision of such reports shall be included in the corresponding Service Charge. Upon written request by the Recipient, the Provider shall provide (consistent with the standards set forth in Section 3 hereof), at the Recipient’s reasonable cost and expense, any reports necessary for the Recipient or its Affiliates to satisfy any filing deadlines with Governmental Authorities.

14.	Record-Keeping. The Provider shall maintain complete and accurate records of the Services performed by or on behalf of the Provider and its Affiliates under this Agreement during the Transition Period and for one (1) year following the Transition Period. Such records may be used by the Provider’s Service Coordinator to resolve any dispute pursuant to Section 18(b).

15.	Controls and Compliance. The Provider will operate any IT control processes in accordance with the Provider’s internal control standards. If a material IT control deficiency affecting the Services is identified in the normal course of business operations for a previously working internal control administered by the Provider, Emerson and AspenTech will reasonably cooperate in good faith to determine the root cause and potential remediation of the deficiency, with any such remediation to be at the Provider’s reasonable cost and expense.

16.	Covenants. Emerson and AspenTech will not, and will use reasonable efforts to ensure that their respective employees, officers, directors, Affiliates and agents do not, make any use of or attempt to gain access to any part of the other Party’s business systems and communications networks or to any data or information of the other Party or its Affiliates not specifically made available to that Party under this Agreement. Emerson and AspenTech shall not introduce (i) any code, program, or script (devices) that, upon the occurrence or the non-occurrence of any event, will disable any system or application; (ii) to or through the other Party’s “network,” any worm, virus, trap door, back door or any other contaminant or disabling devices; or (iii) any form of breach of security, data corruption or interruption into the other Party’s “network.” If a Party has violated this covenant, then in addition to any rights and remedies (including damages) to which the non-breaching Party or its Affiliates may be entitled at law or in equity, the breaching Party will, to the non-breaching Party’s reasonable satisfaction, promptly take all commercially reasonable action to implement all necessary procedures to prevent the reoccurrence of any such violation; failing which, the non-breaching Party may terminate this Agreement upon thirty (30) days’ written notice (such notice to describe the breach in reasonable detail); provided, however, that the breaching Party shall have the opportunity to cure during the thirty (30)-day notice period, to the non-breaching Party’s reasonable satisfaction, any such violation.

17.	Indemnification. Each Party (the “Indemnitor”) shall indemnify, defend and hold harmless the other Party and its Affiliates, and its and their respective directors, officers, agents, employees, successors and assigns (the “Indemnitee”) against, any Damages arising from or relating to third-party claims arising from or relating to the gross negligence, willful misconduct or fraud of the Indemnitor or any of its Affiliates in connection with this Agreement. This Section 17 shall not apply with respect to Taxes other than any Taxes that represent Damages arising from any non-Tax claim. Section 12.03 (Third-Party Claim Procedures) of the Transaction Agreement shall apply, mutatis mutandis, to any indemnification hereunder.

18.	General Provisions.

(a)	Notice. All notices, requests and other communications to any Party shall be in writing (including facsimile transmission and electronic mail (“email”) transmission, so long as a receipt of such email is requested and received) and shall be given to the address, facsimile number or email address specified for notices in Section 13.01 of the Transaction Agreement or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. Eastern time on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

(b)	Dispute Resolution. AspenTech, on the one hand, and Emerson, on the other hand, shall by written notice to the other, appoint respective principal points of contact (each, a “Service Coordinator”) who shall be responsible for the day-to-day implementation or monitoring (as applicable) of the Services, including attempted resolution of any issues that may arise during the performance of the Parties’ obligations under this Agreement. In addition, Emerson will appoint an executive sponsor (the “Emerson Executive Sponsor”) by written notice to AspenTech, and AspenTech will appoint an executive sponsor (the “AspenTech Executive Sponsor”) by written notice to Emerson. In the event that the Service Coordinators are unable to resolve any issues regarding the performance of the Services hereunder after a period of ten (10) days (the “Disputed Issues”), the Disputed Issues may be referred to a separation management committee (the “Separation Management Committee”), which shall be at least four (4) persons and solely comprised of an equal number of members of Emerson’s and AspenTech’s management teams responsible for acquisition integration. If the Separation Management Committee is unable to reach resolution on any Disputed Issues after a period of seven (7) days, such Disputed Issues shall be submitted to the Emerson Executive Sponsor and AspenTech Executive Sponsor for resolution within seven (7) days and any unresolved disputes after such seven (7) day period, the Parties may pursue an Action in accordance with Section 18(l); provided, however, that nothing herein shall prevent or limit either Party’s right to seek temporary, preliminary or permanent equitable, including injunctive, relief. Without limiting the foregoing, any resolution of such Disputed Issues agreed to in writing by the Emerson Executive Sponsor and the AspenTech Executive Sponsor shall be considered final and binding upon the Parties. For the avoidance of doubt, unless otherwise directed in writing by the Recipient, the Provider shall continue to provide all Services during the pendency of any dispute hereunder. Unless otherwise mutually agreed to by the Parties, all communications relating to the Services shall be directed first, to the Service Coordinators and second, to the Separation Management Committee. The initial Service Coordinators shall be set forth on Exhibit A attached hereto and the Parties may replace their respective Service Coordinator(s) at any time by providing written notice to the other Party. Each Party may replace its members on the Separation Management Committee at any time by providing written notice to the other Party, and each of Emerson and AspenTech may replace the Emerson Executive Sponsor and the AspenTech Executive Sponsor, respectively, at any time by providing written notice to the other Party.

(c)	Injunctive Relief. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. Each Party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

(d)	No Partnership, Joint-Venture Or Agency Created. The relationship of Emerson and AspenTech shall be that of independent contractors only. Nothing in this Agreement shall be construed as making one Party a partner, joint-venturer, agent or legal representative of the other Party or otherwise as having the power or authority to bind the other Party in any manner.

(e)	Entire Agreement. The TSA Schedules are incorporated into this Agreement, and this Agreement together with the TSA Schedules, the Transaction Agreement and the other Transaction Documents embody the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof. In the event of any conflict between this Agreement and the Transaction Agreement, the terms of the Transaction Agreement shall control.

(f)	Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(g)	Assignment; Binding Agreement. This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, delegated or assigned by Emerson without the prior written consent of AspenTech, or by AspenTech without the prior written consent of Emerson (which consents shall not be unreasonably withheld, conditioned or delayed).

(h)	Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

(i)	Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

(j)	Headings; Interpretation. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each reference in this Agreement to a Section, Exhibit or Schedule, unless otherwise indicated, shall mean a Section of this Agreement or an Exhibit or a Schedule attached to this Agreement, respectively. All Schedules or Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. References herein to “days,” unless otherwise indicated, are to consecutive calendar days. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions, headings and the division of this Agreement into Sections and other subdivisions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Both Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman. References to a “corporation” or “company” shall be construed so as to include any corporation, company, or other body corporate, wherever and however incorporated or established.

(k)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

(l)	Submission to Jurisdiction. The Parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by either Party or any of its Affiliates or against either Party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 18(a) shall be deemed effective service of process on such Party.

(m)	Amendment and Waiver. Any provision of this Agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

(n)	Disclosure Generally. All TSA Schedules attached hereto are incorporated herein and expressly made part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the TSA Schedules attached hereto or in any agreement contemplated hereby shall be deemed to refer to this entire Agreement, including all TSA Schedules.

(o)	No Third-Party Beneficiaries or Other Rights. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the Parties and their respective successors and assigns.

(p)	Personal Data. To the extent the Provider is processing any Personal Data (as defined in Exhibit B) on behalf of the Recipient in connection with the provision of the Services, the terms and conditions of the Data Protection Agreement attached hereto as Exhibit B shall apply.

(q)	Survival. The Parties hereby acknowledge and agree that the obligations of each Party set forth in Sections 1(e), 1(f), 4, 7, 8, 8, 10, 14, 16, 17 hereof and this Section 18 shall survive any termination of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the day and year first above written.

Emerson Electric Co.

By:	/S/ Vincent M. Servello

Name:	Vincent M. Servello

Title:	Vice President, Strategy and Corporate Development

Aspen Technology, Inc.

By:	/S/ Antonio J. Pietri

Name:	Antonio J. Pietri

Title:	President and Chief Executive Officer